Exhibit 5.4

One Bunhill Row
London EC1Y 8YY
T +44 (0)20 7600 1200
F +44 (0)20 7090 5000

18 November 2025

Your reference
Genpact Luxembourg S.à r.l. 12E, Rue Guillaume J. Kroll L-1882 Luxembourg Grand Duchy of Luxembourg
Our reference
DVH/RXUD
Direct line
+44 (0)20 7090 5083
and

Genpact USA, Inc. 521 Fifth Avenue, 14th Floor New York, NY 10175

and

The Directors Genpact UK Finco plc 6 Lloyds Avenue Suite 4cl London EC3N 3AX

and

Genpact Limited Canons Court 22 Victoria Street Hamilton, HM12 Bermuda

and

Computershare Trust Company, National Association Attention: CCT Administrator for Genpact 1505 Energy Park Drive St. Paul, MN 55108

Dear Sirs,

4.950% Senior Notes due 2030 (the “Notes”).

RJ Turnill SR Galbraith JAD Marks DJO Schaffer DR Johnson RA Swallow CS Cameron E Michael RR Ogle HL Davies JC Putnis RA Sumroy JC Cotton CNR Jeffs	SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown J Edwarde AD Jolly JS Nevin RA Byk GA Miles GE O'Keefe MD Zerdin IAM Taylor DA Ives	MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri	DE Robertson RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall RCT Jeens V MacDuff PL Mudie DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie	CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan	HEB Hecht CL Jackson OR Moir S Shah G Kamalanathan JE Cook CA Cooke LJ Houston CW McGarelGroves PD Wickham RR Hilton KM Howes CR Osborne MJ Sandler	CM Sharpe JM Slade WCW Brennand DJG Hay TG Newey LJE Nsoatabe PJC O’Malley SE Osprey DA Shone S Sriram HK Sumanasuriya SC Tysoe AJJ Chadd RA Francis-Pike	AF Liaqat TR Peacock TXT Zhuo AT Bulfin EA Couzens DP Griffith-Jones OM Ladrowska DM Mewton JOD Wharton	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

Introduction

1.
We have acted as legal advisers to Genpact (UK) Limited (“Genpact UK”) as to English law in connection with the issue of the Notes by Genpact UK Finco plc (the “Company”) and Genpact USA, Inc. (the “U.S. Co-Issuer”) as co-issuers, guaranteed by Genpact Limited (the “Parent”) and Genpact Luxembourg  S.à r.l. (the “Luxembourg Guarantor”), pursuant to an indenture dated 18 November 2025 and made between the Company, the U.S. Co-Issuer, the Parent, the Luxembourg Guarantor and Computershare Trust Company, National Association in its capacity as trustee (the “Indenture”) (the “Transaction”).

2.
We have taken instructions solely from Genpact UK, and at the request of Genpact UK this opinion is addressed to you and delivered in connection with the registration statement (No. 333-291491) on Form S-3 ASR as filed with the United States Securities and Exchange Commission (the “SEC”) on 13 November 2025 (the “Registration Statement”) and the prospectus supplement relating to the Notes dated 13 November 2025 and filed with the SEC (the “Prospectus Supplement”). Other than in connection with the Registration Statement and the issuance of the Notes, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express written consent. We have not been concerned with investigating or verifying the facts set out in the Registration Statement or Prospectus Supplement.

3.
We have taken instructions solely from Genpact UK in connection with the Transaction and have been requested by Genpact UK to deliver this opinion to you. We have not advised you in connection with the Transaction and are under no obligation to do so. Nothing in this letter nor the delivery of it to you shall create or constitute a solicitor-client (or any other fiduciary) relationship between us, nor prevent us from advising and representing Genpact UK or any of its affiliates from time to time in relation to any matters in connection with the Transaction or any related or unrelated matter. This is the case even if you are, or have been, a client of Slaughter and May in relation to another matter/transaction.

4.
To the extent permitted by applicable law and regulation, you may rely on this letter only on the condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. In addition, where our liability in respect of the matters addressed in this letter could be joint and several with another person, our liability to you shall be limited to such sum as we ought reasonably to pay having regard to our responsibility for the damage in question.

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5.	For the purposes of this opinion, we have examined copies of each of the following documents:

(a)	the Registration Statement;

(b)	the Prospectus Supplement;

(c)	the Indenture;

(d)	the first supplemental indenture to the Indenture, dated 18 November 2025 (the “First Supplemental Indenture”);

(e)
the underwriting agreement dated 13 November 2025 and made between the U.S. Co-Issuer, the Company, the Parent, the Luxembourg Guarantor and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in their capacities as representatives of the several underwriters named therein (the “Underwriting Agreement”);

(f)	the pro forma final form of the Notes to be dated on or about 18 November 2025; and

(g)	a secretary’s certificate of the Company dated the date hereof and the documents annexed thereto.

6.
For the purposes of this letter, we have also carried out (i) a search at the Registrar of Companies in respect of the Company on 18 November 2025 and (ii) a search at the Central Registry of Winding-Up Petitions in respect of the Company on 18 November 2025 (together, the “Searches”).

7.
We have not been involved in the preparation or negotiation of the Indenture, the First Supplemental Indenture, the Underwriting Agreement or the Notes and our role has been limited to the writing of this letter.

8.
This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts as at the date of this letter. We have not made any investigation of, and do not express any opinion on, any other law, in particular the laws of the State of New York (“New York law”) and of the United States of America. This letter is to be governed by and construed in accordance with English law.

Assumptions

9.	For the purposes of this letter, we have assumed each of the following:

(a)	all signatures (including those effected electronically) are genuine;

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(b)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(c)
the capacity, power and authority of each of the parties to the Underwriting Agreement, the Indenture and the First Supplemental Indenture (other than the Company) to execute, deliver and exercise its rights and perform its obligations under the Underwriting Agreement, the Indenture and the First Supplemental Indenture (as applicable);

(d)
that the Underwriting Agreement, the Indenture and the First Supplemental Indenture have been duly executed and delivered by the parties thereto in the form examined by us (subject to any minor amendment having no bearing on our opinion set out in this letter);

(e)
that the execution of the Underwriting Agreement, the Indenture and the First Supplemental Indenture will not cause the Company or its directors to be in default under article 3 (Directors’ general authority) of the Company’s articles of association;

(f)	each of the Underwriting Agreement, the Indenture and the First Supplemental Indenture was entered into by the Company in good faith;

(g)	each of the Underwriting Agreement, the Indenture and the First Supplemental Indenture is in the best interests and to the advantage of the Company;

(h)	that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(i)	any subordinate legislation made under the European Communities Act 1972 and relevant to this opinion is valid in all respects;

(j)
the accuracy and completeness of the statements made in, and the documents annexed to, the certificate referred to in paragraph 5(g) above, and that such certificate and statements remain true, accurate and complete as at the date of this opinion;

(k)
that (i) the information disclosed by the Searches was complete, accurate and up to date as at the date each was conducted and has not since then been altered or added to; and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

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(l)
that (i) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, the Company, and no step has been taken to strike off or dissolve the Company; (ii) no proposal for a voluntary arrangement has been made, or moratorium obtained, in relation to the Company under Part I or Part 1A of the Insolvency Act 1986 (as amended); (iii) the Company has not given any notice in relation to or passed any winding-up resolution; (iv) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside of England and Wales in relation to the Company or any of its assets or revenues;

(m)
each of the Underwriting Agreement, the Indenture and the First Supplemental Indenture, and the obligations expressed to be assumed by the parties thereto, will constitute valid, binding and enforceable obligations of the parties thereto under New York law by which law the Underwriting Agreement, the Indenture and the First Supplemental Indenture are expressed to be governed;

(n)	each of the Underwriting Agreement, the Indenture and the First Supplemental Indenture has the same meaning and effect as if it were governed by English law;

(o)
no law of any jurisdiction outside England and Wales would render the execution, authentication, delivery or issue of the Underwriting Agreement, the Indenture or the First Supplemental Indenture illegal, ineffective or contrary to public policy and that, insofar as any obligation under the Underwriting Agreement, the Indenture or the First Supplemental Indenture will be performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or contrary to public policy in that jurisdiction; and

(p)
all acts, conditions or things required to be fulfilled, performed or effected in connection with the Underwriting Agreement, the Indenture or the First Supplemental Indenture under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

Opinion

10.	Based on and subject to the foregoing and subject to the reservations below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public company limited by shares duly incorporated under the laws of England and Wales and is a validly existing company;

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(b)	the Indenture and the First Supplemental Indenture have been duly authorised by the Company;

(c)
the signing and delivery of the Indenture and the First Supplemental Indenture by the Company was not, and the exercise of its rights and the performance of its obligations under the Indenture is not, prohibited by the Memorandum of Association or the Articles of Association of the Company;

(d)
on the assumption that the Indenture and the First Supplemental Indenture create valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Indenture or the First Supplemental Indenture from being valid and binding obligations of the Company; and

(e)
the statements in the Prospectus Supplement in the second, third and fourth paragraphs of the section headed “English Law Considerations—Enforcement of Civil Liability Judgments under English Law”, insofar as they refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Reservations

11.	Our opinion is qualified by the following reservations:

(a)
the term “binding” is used in this opinion to describe an obligation of the type which the English courts would enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms;

(b)
undertakings, covenants and indemnities contained in the Underwriting Agreement, the Indenture or the First Supplemental Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court or where the court itself has made an order for costs;

(c)	to the extent it relates to United Kingdom stamp duties, any undertaking or indemnity given by the Company may be void under section 117 of the Stamp Act 1891;

(d)
insofar as any obligation under the Underwriting Agreement, the Indenture or the First Supplemental Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

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(e)
we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Underwriting Agreement, the Indenture or the First Supplemental Indenture;

(f)
we have not been asked to, and we do not, express any opinion as to any taxation (including value added tax), including as it will or may arise in connection with the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Indenture or the First Supplemental Indenture or any issue or offering of the Notes;

(g)
the obligations of the Company under or in respect of the Underwriting Agreement, the Indenture and the First Supplemental Indenture will be subject to any law from time to time in force relating to insolvency, liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(h)
in our opinion, under English law there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal or state securities laws;

(i)
the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding-Up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry of Winding-Up Petitions; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales. However, the certificate referred to in paragraph 5(g) above confirms that to the signatory’s knowledge, no such event had occurred as at the date hereof;

(j)
our opinion in paragraph 10(e) above is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retrospective effect. Any change in applicable laws or the facts and circumstances surrounding the offering of the Notes, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinion in paragraph 10(e) above.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention;

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(k)
where all elements relevant to the situation at the date of the Indenture, the First Supplemental Indenture or the Underwriting Agreement, other than the choice of New York law, are located in one or more of the United Kingdom and a Member State or States (as defined in The Law Applicable to Contractual and Non-Contractual Obligations (Amendment etc.) (EU Exit) Regulations 2019), provisions of retained EU law (as defined in the European Union (Withdrawal) Act 2018 (as amended)) which cannot be derogated from by contract may apply;

(l)
we express no opinion as to whether the provisions dealing with the choice of law in respect of non-contractual claims will be effective. Where all elements relevant to the situation at the time the event giving rise to the damage occurs, other than the choice of New York law as the governing law of any non-contractual obligations arising from or in connection with the Indenture, the First Supplemental Indenture or the Underwriting Agreement, are located in one or more of the United Kingdom and a Member State or States (as defined in The Law Applicable to Contractual and Non-Contractual Obligations (Amendment etc.) (EU Exit) Regulations 2019), provisions of retained EU law (as defined in the European Union (Withdrawal) Act 2018 (as amended)) which cannot be derogated from by contract may apply; and

(m)	this opinion is subject to any limitations arising from:

(i)	United Nations, European Union or United Kingdom sanctions or other similar measures; and

(ii)
EU Regulation 2271/96 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion therein and to the use of our name under the heading “Legal Matters” in the Registration Statement and under the heading “English Law Considerations” in the Prospectus Supplement. In giving this consent we do not admit that we are “experts” under the United States Securities Act of 1933 (as amended) or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

Yours faithfully,

/s/ Slaughter and May

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